Exhibit 8

ESCROW AGREEMENT

(Subscription Proceeds)

This ESCROW AGREEMENT (“Agreement”) is dated as of                     , 20    , by and between Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“Issuer”), UMB BANK, N.A. as escrow agent (“Escrow Agent”) and Orchard Securities, LLC, a Utah limited liability company (the “Managing Broker-Dealer”).

R E C I T A L S:

A. The Issuer intends to offer and sell (“Offering”) up to 5,000,000 shares of common stock in Issuer (“Shares”). The offering will remain open until the one year anniversary of the date the offering is qualified by the Securities and Exchange Commission (the “Termination Date”). The minimum offering amount of 200,000 shares (the “Minimum Offering Amount”) is being offered on an “all-or-nothing minimum” basis. Until the Minimum Offering Amount has been accepted by the Issuer, subscribers to the Offering shall deposit the funds for their respective subscriptions in the Subscription Proceeds Escrow (as defined below).

B. The terms of the Offering are set forth in that certain Cottonwood Multifamily REIT I, Inc. Offering Statement dated                              , 20    , as may be supplemented or amended from time to time (the “Offering Statement”).

C. The Shares will be sold pursuant to the Subscription Agreement (the “Subscription Agreement”), the form of which is attached to the Offering Statement, which will be (i) executed by investors and, (ii) if deemed appropriate by Issuer’s management, accepted by the Issuer, along with the full amount of an investors subscription payable by check or wire transfer in immediately available funds in U.S. dollars.

D. In accordance with and subject to the terms and conditions of this Agreement, the Escrow Agent has agreed to accept and hold all subscription proceeds received directly or indirectly from investors pursuant to all Subscription Agreements that are received by Issuer from time to time prior to the Termination Date.

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Issuer hereby appoints Escrow Agent, and Escrow Agent accepts such appointment, to act as Escrow Agent in accordance with this Agreement. All monies deposited in the Escrow Account are hereinafter referred to as the (“Escrowed Funds”). Upon receipt of the subscription proceeds, the duties and obligations of each of the parties to this Agreement will commence.

2. Subscription Proceeds to be Placed in Escrow.

(a) There is hereby created and ordered to be established in the custody of the Escrow Agent a special subscription proceeds escrow (“Subscription Proceeds Escrow”). The Subscription Proceeds Escrow account will be a segregated account and will be held in trust for each investor’s benefit pending (i) release to the Issuer for investment or (ii) return to the investor in accordance with the terms hereof.

(b) All subscription proceeds received by the Issuer or Managing Broker-Dealer shall be delivered to the Escrow Agent (clearly identified as such to the Escrow Agent) as promptly as practicable. Each deposit of subscription proceeds with the Escrow Agent shall be accompanied by a copy of the executed Subscription Agreement with respect to each investor for whom subscription proceeds are being deposited. All subscription proceeds received by the Escrow Agent shall be deposited into the Subscription Proceeds Escrow.

(c) The subscription proceeds held in the Subscription Proceeds Escrow shall remain un-invested.

(d) The Escrowed Funds shall be held by the Escrow Agent in the Subscription Proceeds Escrow until distributed as provided in this Agreement.

(e) Based solely upon the information set forth in the Subscription Agreements delivered to Escrow Agent, the Escrow Agent shall keep and maintain a record of (i) the subscription proceeds deposited by or on behalf of each investor into the Subscription Proceeds Escrow from time to time and (ii) the total amounts of subscription proceeds held in the Subscription Proceeds Escrow for each investor until the distributions under paragraph 4 below are made. The registration books maintained by the Escrow Agent shall be the official record of the total amounts of subscription proceeds held in the Subscription Proceeds Escrow and each investor’s share of such amounts.

(f) By the fifteenth day of each month during the term hereof, or upon request by the Issuer, the Escrow Agent shall provide to the Issuer a report that details the deposits and disbursements from the Subscription Proceeds Escrow during the preceding calendar month. Upon request and payment of the costs associated therewith, the Escrow Agent shall provide to a requesting investor a report that details the deposits and disbursements from the Subscription Proceeds Escrow that relate to the requesting investor.

3. Identity of investors, Ownership of Proceeds. The Issuer or Managing Broker-Dealer shall furnish to the Escrow Agent, with each delivery of subscription proceeds as provided in paragraph 2, above, a copy of each Subscription Agreement (which shall set forth, among other things, the name and address of the investor and the amount subscribed) tendered by the investors and accepted by Issuer. The Escrow Agent shall not be required to accept any subscription proceeds that are not accompanied by said Subscription Agreement. Until released to the Issuer pursuant to the terms hereof, all subscription proceeds shall be and remain the property of the respective investors and shall not be subject to any liens or charges by the Issuer or against the Issuer, or to judgments or creditors’ claims against the Issuer.

4. Disbursements from the Subscription Proceeds Escrow. Escrowed Funds in the Subscription Proceeds Escrow will be held and disbursed in accordance with the following:

(a) The Issuer will accept or reject subscriptions within thirty (30) days after the Issuer receives them. If an investor’s Subscription Agreement is rejected, the Issuer will notify the Escrow Agent in writing and such investor’s funds will be returned within ten business days after the receipt by the Escrow Agent of the written notice of such rejection and the necessary documentation of the Escrow Agent.

(b) If an investor’s subscription is accepted, the Issuer will notify the Escrow Agent in writing and the amount delivered with such subscription will continue to be held in the Subscription Proceeds Escrow until the earlier to occur of the following: (i) the Issuer has received and accepted subscriptions for the Minimum Offering Amount or (ii) the Termination Date.

(c) Each investor’s escrowed funds remaining in the Subscription Proceeds Escrow at the Termination Date will be returned to the investor within ten days after the Termination Date. No further deposits to the Subscription Proceeds Escrow will be accepted after the Termination Date.

(d) If subscriptions for the Minimum Offering Amount have been accepted by the Issuer on or before the Termination Date, Issuer shall notify the Escrow Agent of such fact in writing on the form set forth on Exhibit C hereto and the escrowed funds in the Subscription Proceeds Escrow will be disbursed to the Issuer within one business day of the Escrow Agent’s receipt of such notification.

5. Term. This Agreement shall terminate upon the disbursement of all of the subscription proceeds and the final performance of all of the Escrow Agent’s other duties hereunder.

6. Duties and Responsibilities of Escrow Agent.

(a) Escrow Agent, by signing this Agreement, agrees to accept, hold and dispose of the subscription proceeds in accordance with the terms hereof. The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth in this Agreement, and no implied covenants or duties shall be read into this Agreement against the Escrow Agent, and the Escrow Agent shall not be subject to, nor obligated to comply with or to recognize, any other agreement between, or any direction or instruction of, any or all of the other parties thereto even though reference thereto may be made herein; provided, however, with the written consent of Escrow Agent, this Agreement may be amended at any time or times by an instrument in writing signed by the Issuer, the Managing Broker-Dealer and the Escrow Agent.

(b) Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any person, firm or corporation, except such notices and instructions as are herein specifically provided for and orders or process of any court duly entered. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if Escrow Agent complies in good faith with any such order, writ, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Escrow Agent shall notify Issuer and Managing Broker-Dealer in the event Escrow Agent takes any action pursuant to this Section 6(b).

(c) Escrow Agent shall not be liable for any act taken or omitted hereunder if taken or omitted by Escrow Agent in good faith and in the exercise of its own reasonable judgment, and Escrow Agent shall not be liable under this Agreement except for its gross negligence, willful misconduct or breach of its obligations under this Agreement. Escrow Agent also shall be fully protected in relying upon any written notice (including specifically those provided for in paragraphs 4(a), 4(b) and 4(d), demand, certificate, waiver, opinion of counsel or other document which it in good faith reasonably believes to be genuine or what it purports to be.

(d) Escrow Agent acts hereunder as a depository only and shall not be responsible for the sufficiency or accuracy or the form, execution, validity or genuineness of this Agreement (except as to its own execution hereof and obligations hereunder, if this Agreement is otherwise valid) or of documents or securities now or hereafter deposited hereunder or of any endorsement thereon, or for lack of endorsement thereon, or for any description therein, or for the adequacy of the subscription proceeds for their intended purposes, nor shall it be responsible or liable in any respect on the account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement under this Agreement.

(e) Escrow Agent may consult with legal counsel (which may be counsel to the Issuer) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and, to the extent it acts in good faith without gross negligence or willful misconduct it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

(f) The Issuer agrees to indemnify and save Escrow Agent harmless from all losses, costs, liabilities, actual damages (which shall not include consequential, special or punitive damages), fees and expenses (including, but not limited to, reasonable attorney’s fees and expenses) suffered or incurred by Escrow Agent arising from the performance of its obligations under this Agreement (“Acts”), except such Acts as arise from or attributable to the grossly negligent, willful misconduct or fraudulent acts or omissions of Escrow Agent or a breach otherwise by Escrow Agent of this Agreement. Notwithstanding the above, the Escrow Agent will have no right to withhold subscriber’s funds deposited in the Subscription Escrow Account to pay Issuer obligations under this Section 6(f).

(g) In the event of any disagreement between the parties hereto (or any other persons) resulting in adverse claims and demands being made in connection with or for any portion of the subscription proceeds, Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any portion of the subscription proceeds, Escrow Agent shall not be or become liable to any party hereto or to any other person for its refusal to comply with such conflicting or adverse demands, and Escrow Agent shall be entitled to refuse and refrain to act until:

(i) The rights of the adverse claimants shall have been fully and finally adjudicated in a court assuming and having jurisdiction in respect of the portion of the persons and the portion of the subscription proceeds involved; or

(ii) All differences shall have been resolved by agreement and Escrow Agent shall have been notified of such agreement in a writing signed by all the interested parties.

(h) Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Issuer. Such resignation shall be effective not less than thirty (30) days after such written notice has been delivered. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. Upon the effective date of such resignation or removal all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as may be designated in writing by the Issuer, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate.

(i) In the event of resignation of Escrow Agent, a successor escrow agent shall be appointed as soon as practicable by the Issuer. Should such successor not be appointed within thirty (30) days after Escrow Agent shall have delivered notice of its resignation, the resigning Escrow Agent shall be entitled to petition a court of proper jurisdiction to appoint a successor.

7. Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendments or modifications to this Agreement shall be binding unless made in writing and signed by the Issuer, the Managing Broker-Dealer and the Escrow Agent.

(b) Notices. Any notices to be given hereunder by any party to any other party shall be in writing and shall be made either by personal delivery, certified, or registered mail (postage prepaid and return receipt requested) or private overnight courier service. Each notice shall be effective only upon receipt, and shall be addressed as follows:

To the Issuer:

Cottonwood Multifamily REIT I, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

To Escrow Agent:

UMB Bank, N.A.

Attention: Corporate Trust Department

1670 Broadway

Denver, CO 80202

To the Managing Broker-Dealer:

Orchard Securities, LLC

401 South 850 East, Suite C1

Lehi, Utah 84043

Any party may change its address for notice by giving notice in accordance with the terms of this paragraph 7.

(c) Fees. All Escrow Agent’s fees and charges hereunder shall be as set forth in Exhibit “A” hereto and shall be promptly paid, along with the reasonable expenses of Escrow Agent (including, without limitation, reasonable attorney’s fees and expenses), by the Issuer; provided, however, that Escrow Agent is not entitled to withhold or deduct any unpaid fees and expenses prior to the final disbursement of the subscription proceeds under paragraph 4. The fees and charges agreed to be paid are intended as full compensation for Escrow Agent’s services as contemplated by this Agreement.

(d) Waiver. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of (a) a subsequent breach of the same provision by any party or (b) the breach of any other term or provision of this Agreement.

(e) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned.

(f) No Third Party Beneficiaries. Except for the investors, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(g) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added as a part of this Agreement a legal, valid, and enforceable provision, such as is approved by Issuer and Escrow Agent, as similar in terms to such illegal, invalid or unenforceable provision.

(h) Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in construction or interpretation of this Agreement.

(i) Counterparts: Governing Law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to its rules of conflicts of laws.

(j) Cooperation. No party shall unreasonably withhold or delay its consent, approval or signature when required to fulfill the purposes of this Agreement.

(k) Patriot Act Compliance. The Issuer and the Managing Broker-Dealer agree to provide the Escrow Agent completed Forms W-9 (or Forms W-8, in the case of non-U.S. Persons) and other forms and documents that the Escrow Agent may reasonably request at the time of execution of this Agreement, and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

8. Multiple Counterparts; Electronic Transaction. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute but one and the same instrument. In addition, the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISSUER:

Cottonwood Multifamily REIT I, Inc., a Maryland corporation

By:
Gregg Christensen, Executive Vice President

MANAGING BROKER-DEALER:

Orchard Securities, LLC, a Utah limited liability company

By:
Name:
Title:

ESCROW AGENT:

UMB BANK, N.A., solely as Escrow Agent

By:
Name:
Title:

EXHIBIT “A”

Escrow Agent’s Fee Schedule

Acceptance Fee	$	[ ]
Review documents and establish account

Annual Fee	$	[ ]

Transactional Fees
Outgoing Wire Transfers	$	[ ] each
Check Disbursements	$	[ ] each
Tax Reporting	$	[ ] per 1099

Acceptance Fee and Annual Fee will be payable at the initiation of the escrow. Thereafter, the Annual Fee will be billed annually in advance. All Transactional Fees, if any, will be billed in arrears.

Fees specified are for the regular, routine services contemplated by the Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all reasonable expenses related to the administration of the Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

Exhibit B

Escrow Account Signing Authority

Authorized Representatives of the Issuer

The undersigned certifies that he/she is an authorized representative of the Issuers with respect to any instruction or other action to be taken in connection with the Escrow Agreement and UMB Bank, N.A. shall be entitled to rely on such list until a new list is furnished to UMB Bank, N.A.

Signature:

Print:

Title:

Phone:

Fax:

Email:

Signature:

Print:

Title:

Phone:

Fax:

Email:

The undersigned further certifies that he or she is duly authorized to sign this Escrow Account Signing Authority.

Signature:                                                  **

Name:

Its:

Date:

**	To be signed by corporate secretary/assistant secretary. When the secretary is among those authorized above, the president must sign in the additional signature space provided below. For entities other than corporations, an authorized signatory not signing above should sign this Escrow Account Signing Authority.

(Additional signature, if required)

Signature:

Name:

Its:

Date:

Exhibit C

[                    , 20    ]

UMB Bank, N.A.

1010 Grand Blvd., 4th Floor

Attention: Lara Stevens

Corporate Trust & Escrow Services

Mail Stop: 1020409

Kansas City, Missouri 64106

Facsimile: (816) 860-3029

CLOSING LETTER

Ladies and Gentlemen:

We refer you to that certain agreement dated as of [                    ], 20[    ], among Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“Company”), Orchard Securities, LLC, a Utah limited liability company (“Orchard”) and UMB Bank, National Association (“UMB”) (the “Agreement”), a photocopy of which is attached hereto. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

We hereby notify you, in accordance with the terms and provisions of Section 4(d) of the Agreement, that both the Company and Orchard, that the Minimum Offering Amount has been raised and the Escrowed Funds should be released to the Company.

Very truly yours,

COMPANY:

Cottonwood Multifamily REIT I, Inc., a Maryland corporation

By:

Name:

Title:

Acknowledged and agreed by,

Orchard Securities, LLC,

a Utah limited liability company

By:

Name:

Title: